Exhibit 2.1
AMENDMENT NO. 3 AND AGREEMENT
     This AMENDMENT NO. 3 AND AGREEMENT (the “Amendment”) dated as of October 16, 2009 (the “Effective Date”) is among Callon Petroleum Company, a Delaware corporation (“Borrower”), the Lenders (as defined below), and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as Administrative Agent and as Issuing Lender (as each such terms are defined below).
RECITALS
     A. The Borrower is party to that certain Second Amended and Restated Credit Agreement dated as of September 25, 2008, as amended by that certain Amendment No. 1 and Agreement dated as of March 19, 2009 and that certain Amendment No. 2 dated as of August 31, 2009 (as so amended and as the same may be further amended, modified or supplemented from time to time, the “Credit Agreement”) among the Borrower, the lenders party thereto from time to time (the “Lenders”), and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as administrative agent (in such capacity, the “Administrative Agent”) and as issuing lender (in such capacity, the “Issuing Lender”).
     B. The Borrower proposes to make an offer to the holders of the 2010 Senior Notes to exchange 100% of the outstanding 2010 Senior Notes (as defined in the Credit Agreement) for (1) up to $150,000,000 of 13% Senior Secured Notes due 2016, (2) certain shares of a new issue of preferred stock, which preferred stock would be convertible into shares of the Borrower’s common stock, and (3) certain shares of common stock of the Borrower, which exchange would be made in accordance with the terms of an offering document entitled “Callon Petroleum Company Offer to Exchange 9.75% Senior Notes due 2010 for 13% Senior Secured Notes due 2016 and shares of Common and Preferred Stock and Solicitation of Consent to Amendments to the Existing Indenture” to be delivered to the trustee under the 2010 Senior Notes Indenture on or before October 31, 2009 (the “Offer to Exchange”).
     C. The Borrower, the Lenders, the Issuing Lender and the Administrative Agent wish to, subject to the terms and conditions of this Amendment, (1) reaffirm the amount of the Borrowing Base, (2) amend the Credit Agreement as provided herein, and (3) waive the application of certain financial covenants for the fiscal quarter ended September 30, 2009 as provided herein.
     THEREFORE, the Borrower, the Guarantor, the Lenders, the Administrative Agent and the Issuing Lender hereby agree as follows:
     Section 1. Defined Terms. As used in this Amendment, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each capitalized term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.
     Section 2. Other Definitional Provisions. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Amendment, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular provision of this Amendment. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Amendment as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Amendment and shall not be used in the interpretation of any provision of this Amendment.

     Section 3. Reaffirmation of Borrowing Base. Subject to the terms of this Amendment, the parties hereto agree that, as of the Effective Date, (a) the Borrowing Base is equal to $25,600,000, (b) the Conforming Borrowing Base is equal to $25,600,000, and (c) the Monthly Borrowing Base Reduction Amount is $4,700,000. Such Borrowing Base, Conforming Borrowing Base and Monthly Borrowing Base Reduction Amount shall each remain in effect at such amount until reduced or redetermined in accordance with the Credit Agreement.
     Section 4. Amendments to Credit Agreement.
          (a) Section 1.01 (Certain Defined Terms). Section 1.01 of the Credit Agreement is hereby amended as follows:
     (i) The defined term “Loan Documents” is deleted in its entirety and replaced with the following:
     “Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, the Intercreditor Agreement (if any) and each other agreement, instrument, or document executed by the Borrower, any Guarantor, or any of their respective Subsidiaries or any of their officers at any time in connection with this Agreement.
     (ii) The following new terms are added in alphabetical order:
     “2016 Senior Notes” means the 13% Senior Notes due 2016, issued by the Borrower under the 2016 Senior Notes Indenture, as modified, renewed or supplemented from time to time to the extent permitted under this Agreement.
     “2016 Senior Notes Indenture” means an indenture between the Borrower and American Stock Transfer & Trust Company, LLC, as trustee, which indenture shall govern any 2016 Senior Notes issued by Borrower and shall not (i) establish a maturity date that is on or earlier than September 25, 2012, (ii) require any sinking fund payments, scheduled principal payments, or mandatory redemption obligations (other than typical redemption rights given to the holders of such Debt upon a change of control of the Borrower) that are due on or prior to September 25, 2012, (iii) impose representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the terms and provisions of the 2010 Senior Notes Indenture as in effect on the Closing Date, (iv) impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the comparable terms and provisions of this Agreement, and (v) impose a rate of interest that exceeds 13% per annum (plus an additional 2.0% upon the occurrence of an event of default thereunder), as such indenture may be modified, renewed or supplemented from time to time in accordance with this Agreement.
     “Offer to Exchange” means that certain offering document entitled “Callon Petroleum Company Offer to Exchange 9.75% Senior Notes due 2010 for 13% Senior Secured Notes due 2016 and shares of Common and Preferred Stock and Solicitation of Consent to Amendments to the Existing Indenture” to be delivered to the trustee under the 2010 Senior Notes Indenture on or before October 31, 2009.

     “Intercreditor Agreement” means an Intercreditor Agreement, which shall be in a form substantially similar to the attached Exhibit L, among the Borrower, the Administrative Agent, the Second Lien Trustee and the Second Lien Agent.
     “Second Lien Agent” means Regions Bank or such other Person serving as the “collateral agent” under the 2016 Senior Notes Indenture to the extent permitted under the 2016 Senior Notes Indenture and the Intercreditor Agreement.
     “Second Lien Trustee” means American Stock Transfer & Trust Company, LLC, in its capacity as Trustee under the 2016 Senior Notes Indenture or such other Person serving as the “Trustee” under the 2016 Senior Notes Indenture to the extent permitted under the 2016 Senior Notes Indenture.
          (b) Section 2.07 (Letters of Credit). Clause (a)(i)(B) of Section 2.07 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(B) the lesser of (1) the aggregate Commitments at such time and (2) the Threshold Amount in effect at such time minus, in each case under this clause (B), the sum of the aggregate outstanding principal amount of all Advances at such time;
          (c) Section 6.01 (Liens, Etc.). Section 6.01 of the Credit Agreement is hereby amended by (1) deleting “and” at the end of paragraph (n), (2) changing paragraph (o) to paragraph (p), and (3) inserting the following new paragraph (o) in appropriate order:
     (o) so long as at least $160,000,000, but not more than $190,000,000, of the aggregate principal amount of the 2010 Senior Notes have been validly tendered by the holders thereof and exchanged for 2016 Senior Notes in accordance with terms of the Offer to Exchange, Liens securing Debt permitted under paragraph (j) of Section 6.02 to the extent such Liens are subordinated to the Liens securing the Obligations pursuant to the terms of the Intercreditor Agreement; and
          (d) Section 6.02 (Debts, Guaranties, and Other Obligations). Section 6.02 of the Credit Agreement is hereby amended as follows:
     (i) Clause (i) of paragraph (e) is hereby deleted in its entirety and replaced with the following:
     (i) the unpaid principal amount of such Subordinated Debt plus the unpaid principal amount of the Debt described in subsection (f) below plus the unpaid principal amount of the Debt described in subsection (j) below does not exceed $240,000,000 in the aggregate outstanding at any one time, and
     (ii) Paragraph (f) is hereby deleted in its entirety and replaced with the following:
     (f) The 2010 Senior Notes and any refinancings, renewals or extensions (but not increases except increases to cover premium paid, if any, and fees and expenses incurred in connection with such refinancing, renewal or extension and increases as provided in Section 6.02(e)) of such Debt, provided that any such refinancing (i) does not have a maturity date that is on or earlier than September 25, 2012, (ii) does not have any sinking fund payments, scheduled principal payments, or mandatory redemption obligations that are due on or prior to September 25, 2012, (iii) does not impose representations, warranties, covenants, conditions, mandatory prepayments(other than typical redemption rights given to holders of such Debt upon a change of control of the Borrower), events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the terms and provisions of the 2010 Senior Notes as in effect on the Closing Date, (iv) does not impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the comparable terms and provisions of this Agreement, and (v) does not impose a rate of interest on such 2010 Senior Notes that exceeds a rate equal to the interest rate in effect on the Closing Date plus 4% per annum(plus an additional 2.0% upon the occurrence of an event of default thereunder) ; provided further that the unpaid principal amount of the Debt described in this subsection (f) plus the unpaid principal amount of the Debt described in subsection (j) below shall not exceed $200,000,000 in the aggregate outstanding at any one time;
     (iii) The “and” at the end of paragraph (i) is hereby deleted, (2) paragraph (j) is hereby changed to paragraph (k), and (3) the following new paragraph (j) is hereby inserted in appropriate order:
     (j) The 2016 Senior Notes and any refinancings, renewals or extensions (but not increases except increases to cover premium paid, if any, and fees and expenses incurred in connection with such refinancing, renewal or extension and increases as provided in Section 6.02(e)) of such Debt, provided that any such refinancing (i) does not have a maturity date that is on or earlier than September 25, 2012, (ii) does not have any sinking fund payments, scheduled principal payments, or mandatory redemption obligations(other than typical redemption rights given to holders of such Debt upon a change of control of the Borrower) that are due on or prior to September 25, 2012, (iii) does not impose representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the terms and provisions of the 2010 Senior Notes as in effect on the Closing Date, (iv) does not impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the comparable terms and provisions of this Agreement, and (v) does not impose a rate of interest on such 2016 Senior Notes that exceeds a rate equal to 15% per annum(plus an additional 2.0% upon the occurrence of an event of default thereunder); provided further that the unpaid principal amount of the Debt described in this subsection (j) plus the unpaid principal amount of the Debt described in subsection (f) above shall not exceed $200,000,000 in the aggregate outstanding at any one time; and
          (e) Section 6.03 (Agreements Restricting Liens and Distributions). Clause (a) of Section 6.03 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(a) the 2010 Senior Notes Indenture and the 2016 Senior Notes Indenture (and in any indenture or other agreement governing any refinancing, refunding, renewal or extension permitted herein of the Debt evidenced by the 2010 Senior Notes Indenture or the 2016 Senior Notes Indenture; provided that such provisions are not materially more restrictive than those in this Agreement or the 2010 Senior Notes Indenture as in effect on the Closing Date) and
          (f) Section 6.05 (Restricted Payments). Clause (i) of Section 6.05 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

     (i) [Reserved],
          (g) Section 6.17 (Subordinated Debt; 2010 Senior Notes). Section 6.17 of the Credit Agreement is hereby amended as follows:
     (i) The section heading “Subordinated Debt; 2010 Senior Notes” is hereby replaced with “Subordinated Debt; 2010 Senior Notes; 2016 Senior Notes”.
     (ii) A new paragraph (c) is added to the end thereof as follows:
     (c) The Borrower will not amend, supplement or otherwise modify the 2016 Senior Notes Indenture or any other instruments evidencing, or agreements relating to or executed in connection with, the 2016 Senior Notes in any manner which would have the effect of (a) accelerating the timing or amount of any scheduled payments of principal or interest thereon (unless such accelerated date is after the Maturity Date), (b) increasing the rate of interest payable thereon by more than 2% per annum or (c) resulting in a Material Adverse Change. For avoidance of doubt, this Section 6.17 does not restrict the Borrower from prepaying or repaying the 2016 Senior Notes at or prior to the maturity thereof.
          (h) Section 6.21 (Current Ratio). Clause (ii)(A) of Section 6.21 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(A) the current portion of long-term Debt permitted under this Agreement and current maturities of the 2010 Senior Notes, the 2016 Senior Notes and the CIECO Debt,
          (i) Article IX (Miscellaneous). Article XI of the Credit Agreement is hereby amended by adding a new Section 9.20 to the end thereof as follows:
     Section 9.20 Intercreditor Agreement. The Lenders hereby agree and acknowledge that at any time at least $160,000,000, but not more than $190,000,000, of the aggregate principal amount of the 2010 Senior Notes have been validly tendered by the holders thereof and exchanged for 2016 Senior Notes in accordance with the terms of the Offer to Exchange, the Administrative Agent shall be authorized on behalf of the Lenders and their respective Affiliates that are Swap Counterparties to enter into an Intercreditor Agreement in a form substantially similar to the attached Exhibit L. Each Lender and each Swap Counterparty (by receiving the benefits thereunder and of the Collateral) acknowledges and agrees to the terms of such Intercreditor Agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.
          (j) Exhibit L (Form of Intercreditor Agreement). The Credit Agreement is amended by adding a new Exhibit L in the form of Exhibit L attached hereto.
     Section 5. Agreement. Notwithstanding anything to the contrary in the Credit Agreement, neither the leverage ratio covenant set forth in Section 6.22 of the Credit Agreement nor the interest coverage ratio covenant set forth in Section 6.23 of the Credit Agreement shall apply for the fiscal quarter ending September 30, 2009. The Borrower acknowledges and agrees that (a) this Section 5 shall apply only to the fiscal quarter ending September 30, 2009, and (b) except as expressly provided above, none of the terms, provisions or agreements set forth in Section 6.22 or Section 6.23 of the Credit Agreement shall be affected by this Section 5.

     Section 6. Representations and Warranties. Each of the Borrower and the Guarantor represents and warrants that: (a) the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on as and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date; (b) no Default has occurred and is continuing; (c) the execution, delivery and performance of this Amendment are within the corporate power and authority of such Person and have been duly authorized by appropriate corporate action and proceedings; (d) this Amendment constitutes the legal, valid, and binding obligation of such Person enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Amendment; (f) the Liens under the Security Instruments are valid and subsisting and secure Borrower’s obligations under the Loan Documents; and (g) as to the Guarantor, it has no defenses to the enforcement of its Guaranty.
     Section 7. Conditions to Effectiveness. This Amendment shall become effective on the Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions precedent:
          (a) The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Amendment duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantor, and the Required Lenders.
          (b) The Administrative Agent shall have received a copy of the Offer to Exchange.
          (c) No Default shall have occurred and be continuing as of the Effective Date.
          (d) The representations and warranties in this Amendment shall be true and correct in all material respects.
          (e) The Borrower shall have paid (a) an amendment fee in the amount of $128,000 to the Administrative Agent for the pro rata account of the Lenders and (b) all other costs and expenses which have been invoiced and are payable pursuant to Section 9.04 of the Credit Agreement.
     Section 8. Acknowledgments and Agreements.
          (f) The Borrower acknowledges that on the date hereof all Obligations are payable without defense, offset, counterclaim or recoupment.
          (g) The Administrative Agent, the Issuing Lender and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Loan Documents. Nothing in this Amendment shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Loan Documents, (ii) any of the agreements, terms or conditions contained in any of the Loan Documents, (iii) any rights or remedies of the Administrative Agent, the Issuing Lender or any Lender with respect to the Loan Documents, or (iv) the rights of the Administrative Agent, the Issuing Lender or any Lender to collect the full amounts owing to them under the Loan Documents.
          (h) Each of the Borrower, the Administrative Agent, the Issuing Lender and the Lenders does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower acknowledges and agrees that its liabilities and obligations under the Credit Agreement, as amended hereby, are not impaired in any respect by this Amendment.
          (i) From and after the Effective Date, all references to the Credit Agreement and the Loan Documents shall mean such Credit Agreement and such Loan Documents as amended by this Amendment.
          (j) This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Amendment shall be a Default or Event of Default, as applicable, under the Credit Agreement.
     Section 9. Reaffirmation of Guaranty. The Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under its Guaranty are in full force and effect and that the Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Guaranteed Obligations, as such Guaranteed Obligations may have been amended by this Amendment, and its execution and delivery of this Amendment does not indicate or establish an approval or consent requirement by the Guarantor in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement or any of the other Loan Documents.
     Section 10. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Amendment may be executed by facsimile signature and all such signatures shall be effective as originals.
     Section 11. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.
     Section 12. Invalidity. In the event that any one or more of the provisions contained in this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment.
     Section 13. Governing Law. This Amendment shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas.
     Section 14. RELEASE. THE BORROWER ACKNOWLEDGES THAT ON THE DATE HEREOF ALL OBLIGATIONS ARE PAYABLE WITHOUT DEFENSE, OFFSET, COUNTERCLAIM OR RECOUPMENT. IN ADDITION, EACH OF THE BORROWER, THE GUARANTOR AND EACH OF THEIR RESPECTIVE SUBSIDIARIES (FOR THEMSELVES AND THEIR RESPECTIVE SUCCESSORS, AGENTS, ASSIGNS, TRANSFEREES, OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, ATTORNEYS AND AGENTS) HEREBY RELEASES ANY AND ALL CLAIMS, CAUSES OF ACTION OR OTHER DISPUTES IT MAY HAVE AGAINST THE ADMINISTRATIVE AGENT, ANY OF THE LENDERS, LEGAL COUNSEL TO THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, CONSULTANTS HIRED BY ANY OF THE FOREGOING, OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, SHAREHOLDERS, AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS OR ASSIGNS OF ANY KIND OR NATURE ARISING OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH, THE CREDIT AGREEMENT OR THE LOAN DOCUMENTS, IN EACH CASE WHICH MAY HAVE ARISEN ON OR BEFORE THE DATE OF THIS

AMENDMENT. EACH OF THE BORROWER, THE GUARANTOR AND THEIR RESPECTIVE SUBSIDIARIES HEREBY ACKNOWLEDGES THAT IT HAS READ THIS AMENDMENT AND HAS CONFERRED WITH ITS COUNSEL AND ADVISORS REGARDING ITS CONTENT, INCLUDING THIS SECTION 14, AND IS FREELY AND VOLUNTARILY ENTERING INTO THIS AMENDMENT, AND HEREBY AGREES TO WAIVE ANY CLAIM THAT THE TERMS OF THIS AMENDMENT (INCLUDING, WITHOUT LIMITATION, THE RELEASES CONTAINED HEREIN) ARE INVALID OR OTHERWISE UNENFORCEABLE.
     Section 15. Entire Agreement. THIS AMENDMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[signature pages follow]

     EXECUTED effective as of the date first above written.

BORROWER:	CALLON PETROLEUM COMPANY,
a Delaware corporation

	By:	/s/ Rodger Smith
	Name:	Rodger Smith
	Title:	V.P. Treasurer

GUARANTOR:	CALLON PETROLEUM OPERATING COMPANY,
a Delaware corporation

	By:	/s/ Rodger Smith
	Name:	Rodger Smith
	Title:	V.P. Treasurer

ADMINISTRATIVE AGENT/
ISSUING LENDER/LENDER:	UNION BANK, N.A. (f/k/a Union Bank of
California, N.A.), as Administrative Agent,
Issuing Lender, and a Lender

	By:	/s/ Damien G. Meiburger
	Name:	Damien G. Meiburger
	Title:	Senior Vice President

LENDER:	CAPITAL ONE, N.A., as a Lender

	By:	/s/ Matthew L. Molero
	Name:	Matthew L. Molero
	Title:	Assistant Vice President

LENDER:	REGIONS BANK, as a Lender

	By:	/s/ Chris Claybrook
	Name:	Chris Claybrook
	Title:	Senior Vice President

EXHIBIT L
FORM OF INTERCREDITOR AGREEMENT
[SEE ATTACHED]

INTERCREDITOR AGREEMENT
     This INTERCREDITOR AGREEMENT is dated as of [                    ], 2009, and entered into among Callon Petroleum Company, a Delaware corporation (“Borrower”), the other parties hereto as Guarantors (together with the Borrower, the “Obligors”), Union Bank, N.A. (f/k/a Union Bank of California, N.A.), in its capacity as administrative agent for the First Lien Obligations (including its successors and assigns from time to time, the “First Lien Representative”), and [                    ], in its capacity as collateral agent for the Second Lien Obligations (including its successors and assigns from time to time, the “Second Lien Representative”).
RECITALS
     WHEREAS, the Borrower, the First Lien Representative, as administrative agent, and the First Lien Lenders, have entered into that certain Second Amended and Restated Credit Agreement dated as of September 25, 2008, which provides for a revolving credit facility of up to $250,000,000 (as the same has been and may be further amended, restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “First Lien Credit Agreement”);
     WHEREAS, the Borrower, [insert parties to indenture], are entering into that certain [describe indenture] dated as of [                    ], 2009, which provides for [describe notes] (as amended, restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “Second Lien Indenture”);
     WHEREAS, pursuant to the terms of the First Lien Collateral Documents (as defined below), the obligations of the Borrower under the First Lien Credit Agreement and any Eligible Hedge Contracts (as defined below) are secured by substantially all the assets of the Borrower and each Guarantor, including the equity interests in each Guarantor;
     WHEREAS, pursuant to the terms of the Second Lien Collateral Documents (as defined below), the obligations of the Borrower under the Second Lien Indenture and the other Second Lien Obligations will be secured by all of the equity interests in each Guarantor and substantially all the assets of the Borrower and each Guarantor, pursuant to the terms of the Second Lien Collateral Documents;
     WHEREAS, the First Lien Documents and the Second Lien Documents (each as defined below) provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral (as defined below); and
     WHEREAS, in order to induce the First Lien Representative and the First Lien Claimholders to consent to the incurring of the Second Lien Obligations and to induce the First Lien Claimholders (as defined below) to continue extending credit and other financial accommodations and lending monies to or for the benefit of the Borrower, the Second Lien Representative on behalf of the Second Lien Claimholders (as defined below) has agreed to the Lien subordination, intercreditor and other provisions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Defined Terms. Terms defined above shall have the meaning ascribed them. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meaning given such terms in the First Lien Credit Agreement. As used in the Agreement, the following terms shall have the following meanings:
          “Agreement” means this Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Affiliate” shall have the meaning assigned in the First Lien Credit Agreement.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
          “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.
          “Collateral” means all Property of any Obligor constituting both First Lien Collateral and Second Lien Collateral.
          “DIP Financing” has the meaning ascribed such term in Section 6.1.
     “Discharge of First Lien Obligations” means the first date on which (a) the First Lien Obligations have been paid in full in cash, (b) all commitments of any holder of the First Lien Obligations to make loans or extensions of credit have been terminated, (c) all letters of credit issued by any holder of the First Lien Obligations have expired or have been terminated (other than letters of credit as to which other arrangements satisfactory to the First Lien Representative and the applicable Issuing Lender (as defined in the First Lien Credit Agreement) have been made), and (d) all Eligible Hedge Contracts have been terminated (other than Eligible Hedge Contracts with respect to which other arrangements satisfactory to the Borrower and the counterparty thereto have been made or have been deemed to have to been made under Section 8.08(b) of the First Lien Credit Agreement).
          “Eligible Hedge Contract” means any present or future Hedge Contract between the Borrower or any Guarantor and any First Lien Lender or any Affiliate of any First Lien Lender; provided that if such counterparty ceases to be a First Lien Lender under the First Lien Credit Agreement (or, in the case of an Affiliate of a First Lien Lender, either such Person ceases to be affiliated with a First Lien Lender or its affiliated lender ceases to be a First Lien Lender under the First Lien Credit Agreement), such Eligible Hedge Contract shall only cover obligations owing under such Hedge Contract to the extent such obligations arise from transactions entered into at the time such counterparty was a First Lien Lender or an Affiliate of a First Lien Lender.
          “Enforcement Action” means, with respect to any Second Lien Obligations: any enforcement of any right or remedy including any enforcement or foreclosure of Liens granted by any Obligor to secure any or all of such Second Lien Obligations, any enforcement or foreclosure of Liens on any capital stock or other equity interests in any Obligor which may be granted by any Obligor to secure any or all of such Second Lien Obligations, or any other efforts to collect proceeds from any Obligor’s assets or properties (including proceeds of production) to satisfy the Second Lien Obligations, including, without limitation, the commencement, or the joining with any other Person in the commencement of any Insolvency or Liquidation Proceeding against such Obligor; provided that none of the following shall constitute an Enforcement Action: (a) acceleration of any of the Second Lien Obligations, (b) actions by any Second Lien Claimholder to obtain possession of or receive reorganization securities, (c) taking any action described above during the existence of any Insolvency or Liquidation Proceeding subject to the jurisdiction of a court of competent authority, (d) the sending of any default notice by the Second Lien Representative or any Second Lien Claimholder, (e) the charging of a default rate of interest by any Second Lien Claimholder, or (f) filing a lawsuit to collect past-due interest on the Second Lien Obligations.
          “Exigent Circumstances” means an event or circumstance that materially and imminently threatens the ability of First Lien Representative to realize upon all or any material portion of the Collateral, including, without limitation, fraudulent or intentional removal, concealment, or abscondment thereof, destruction or material waste thereof, any material misstatement by any Obligor or any of its representatives in writing regarding any calculation of the Borrowing Base (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement or the diversion of funds in violation of the First Lien Documents.
          “First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at such time, including, without limitation, the First Lien Lenders and the agents under the First Lien Credit Agreement.
          “First Lien Collateral” means all Property of any Obligor with respect to which a Lien is granted as security for any First Lien Obligations.
          “First Lien Collateral Documents” means the Security Instruments (as defined in the First Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.
          “First Lien Credit Agreement” has the meaning set forth in the Recitals hereto.
          “First Lien Documents” means the First Lien Credit Agreement and the Loan Documents (as defined in the First Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligation, including any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, as each may be modified from time to time in accordance with the terms of this Agreement.
          “First Lien Lenders” means the “Lenders” under and as defined in the First Lien Credit Agreement.
          “First Lien Obligations” means and includes (a) all principal indebtedness for loans now outstanding or hereafter incurred, and all Letter of Credit Obligations now existing or hereafter arising, under the First Lien Credit Agreement, (b) all amounts now or hereafter owing to any of the First Lien Lenders or any of their Affiliates under any Eligible Hedge Contract, (c) all interest accruing on the First Lien Obligations described in the preceding clauses (a) and (b), and (d) all other monetary obligations (whether now outstanding or hereafter incurred) for which the Borrower or any Guarantor is responsible or liable as obligor, guarantor or otherwise under or pursuant to any of the First Lien Documents including, without limitation, all fees, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, fees and expenses of counsel to the First Lien Representative and the First Lien Lenders) together with interest on the foregoing to the extent provided for in the First Lien Documents. To the extent any payment with respect to the First Lien Obligations (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the First Lien Obligations or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. “First Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding under the terms of the First Lien Documents whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.
          “First Lien Representative” has the meaning set forth in the Recitals hereto.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Guarantors” means each Person required to guarantee any obligations under either the First Lien Credit Agreement or the Second Lien Indenture, as applicable.
          “Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Hedging Obligation” means any obligation of the Borrower or any other Obligor pursuant to any Eligible Hedge Contracts.
          “Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Obligor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Obligor or with respect to a material portion of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Obligor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Obligor.
          “Issuing Lender” means Union Bank, N.A. in its capacity as issuing lender under the First Lien Credit Agreement, and its successors in such capacity.
          “Letter of Credit” means any letter of credit issued by the Issuing Lender under the First Lien Credit Agreement at the application of the Borrower.
          “Letter of Credit Obligations” means, at the time in question, the sum of all Matured Letter of Credit Obligations plus the maximum amounts which the Issuing Lender might then or thereafter be called upon to advance under all Letters of Credit then outstanding.
          “Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, capital lease, or other title retention agreement).
          “Matured Letter of Credit Obligations” means all amounts paid by the Issuing Lender on drafts or demands for payment drawn or made under or purported to be made under any Letter of Credit and all other amounts due and owing to Issuing Lender under any Letter of Credit Application (as defined in the First Lien Credit Agreement) for any Letter of Credit, to the extent the same have not been repaid to the Issuing Lender.
          “Obligors” means has the meaning set forth in the preamble hereof.
          “Person” (whether or not capitalized) means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
          “Pledged Collateral” has the meaning set forth in Section 5.5 hereof.
     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
          “Purchase Notice” has the meaning set forth in Section 5.6(a) hereof.
          “Purchase Period” has the meaning set forth in Section 5.6(b) hereof.
          “Recovery” has the meaning set forth in Section 6.5 hereof.
          “Refinance” means any refinancing of the outstanding First Lien Obligations under the First Lien Documents; provided that the financing documentation entered into by the Obligors in connection with such Refinancing constitute Refinancing Documents. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Refinancing Documents” means any financing documentation which amends, restates, supplements or otherwise replaces the First Lien Documents and pursuant to which the outstanding First Lien Obligations (including continuing Liens to secure directly or indirectly Eligible Hedge Contracts) under the First Lien Documents are refinanced in their entirety, as such financing documentation may be amended, supplemented, restated, refinanced or otherwise modified from time to time in compliance with this Agreement, but specifically excluding any such financing documentation to the extent that it contains, either initially or by amendment or other modification, any terms, conditions, covenants or defaults other than those which (a) then exist in the First Lien Documents or (b) could be included in the First Lien Documents by an amendment or other modification that would not be prohibited by the terms of this Agreement.
          “Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at such time, including, without limitation, the Second Lien Note Holders and the agents under the Second Lien Indenture.
          “Second Lien Collateral” means all Property of any Obligor with respect to which a Lien is granted as security for any Second Lien Obligations.
          “Second Lien Collateral Documents” means the Collateral Agreements (as defined in the Second Lien Indenture as in effect on the date hereof) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed to the extent permitted hereby.
          “Second Lien Documents” means the Second Lien Indenture, the Securities (as defined in the Second Lien Indenture), the Collateral Agreements (as defined in the Second Lien Indenture) and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, as the same may be modified from time to time in accordance with the terms of this Agreement.

          “Second Lien Indenture” has the meaning set forth in the Recitals hereto.
          “Second Lien Note Holders” means the “Holders” under and as defined in the Second Lien Indenture.
          “Second Lien Obligations” means and includes (a) all principal indebtedness now outstanding or hereafter incurred under the Second Lien Indenture, (b) all interest accruing on the Second Lien Obligations described in the preceding clause (a), and (c) all other monetary obligations (whether now outstanding or hereafter incurred) for which the Borrower or any Guarantor is responsible or liable as obligor, guarantor or otherwise under or pursuant to any of the Second Lien Documents including, without limitation, all fees, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, fees and expenses of counsel to the Second Lien Representative and the Second Lien Note Holders) together with interest on the foregoing to the extent provided for in the Second Lien Documents. To the extent any payment with respect to the Second Lien Obligations (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the Second Lien Obligations or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. “Second Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding under the terms of the Second Lien Documents whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.
          “Second Lien Representative” has the meaning set forth in the preamble hereof.
          “Standstill Period” has the meaning set forth in Section 3.1 hereof.
          “Subsidiary” shall have the meaning assigned in the First Lien Credit Agreement.
          “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
          Section 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE II
LIEN PRIORITIES
          Section 2.1 Relative Priorities. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens securing any Second Lien Obligations granted on the Collateral or of any Liens securing any First Lien Obligations granted on the Collateral, and notwithstanding any provision of the UCC, any applicable law or the Second Lien Documents or any other circumstance whatsoever, the Second Lien Representative, on behalf of itself and the Second Lien Claimholders, and the First Lien Representative, on behalf of itself and the First Lien Claimholders, hereby agree that: (a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Representative, any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations and (b) any Lien on the Collateral now or hereafter held by or on behalf of the Second Lien Representative, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligations of the Borrower, any other Obligor or any other Person. The foregoing provisions of this Section 2.1 and the other provisions of this Agreement shall not be interpreted or construed to suggest or imply any intent of any party or either the First Lien Claimholders or the Second Lien Claimholders to subordinate their Liens to any Liens other than as set forth in Section 2.1 (and nothing in this Agreement shall be construed to suggest or imply that the Second Lien Obligations themselves are subordinated to the First Lien Obligations or vice versa).
          Section 2.2 Prohibition on Contesting Liens. Each of the Second Lien Representative, for itself and on behalf of each Second Lien Claimholder, and the First Lien Representative, for itself and on behalf of each First Lien Claimholder, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be; provided that nothing in this Agreement (a) shall be construed to prevent or impair the rights of the First Lien Representative or any First Lien Claimholder to enforce this Agreement, including the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1, or vote on a plan of reorganization in an Insolvency or Liquidation Proceeding; or (b) shall be construed to prevent or impair the rights of the Second Lien Representative or any Second Lien Claimholder to enforce this Agreement, including the priority of the Liens securing the Second Lien Obligations as provided in Sections 2.1 and 3.1, or vote on a plan of reorganization in an Insolvency or Liquidation Proceeding.

          Section 2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, the parties hereto agree that the Borrower shall not, and shall not permit any Guarantor to, (a) grant or permit any additional Liens on any Property to secure any Second Lien Obligation unless it has granted a senior Lien on such Property to secure the First Lien Obligations, and (b) grant or permit any additional Liens on any Property to secure any First Lien Obligations unless it has granted a junior Lien on such Property to secure the Second Lien Obligations and any such Lien referred to in this Section 2.3 shall be subject to the provisions of Section 2.1 and Section 3.1. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Representative and/or the First Lien Claimholders, the Second Lien Representative, on behalf of Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.
          Section 2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. To the extent that, notwithstanding this Section 2.4, the First Lien Collateral and Second Lien Collateral are not identical, the Second Lien Representative, on behalf of Second Lien Claimholders, agrees that any amounts received by or distributed to any of them after an Enforcement Action pursuant to or as a result of Liens on Second Lien Collateral that is not First Lien Collateral shall be subject to Section 4.2. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:
               (a) upon request by the First Lien Representative or the Second Lien Representative, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents; and
               (b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations shall be in all material respects the same forms of documents other than with respect to the first Lien and the second Lien nature of the obligations and Collateral thereunder.
ARTICLE III
ENFORCEMENT
          Section 3.1 Exercise of Remedies. (a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Obligor:
               (i) the Second Lien Representative and the Second Lien Claimholders:
                    (x) will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, letter in-lieu, bailee’s letter or similar agreement or arrangement to which the Second Lien Representative or any Second

Lien Claimholder is a party), or institute any action or proceeding with respect to such rights or remedies against the Collateral (including any action of foreclosure); provided, however, that the Second Lien Representative may exercise any or all such rights and remedies after the passage of a period of 179 days from the date of delivery of a notice in writing to the First Lien Representative that an Event of Default (as defined in the Second Lien Indenture) has occurred under the Second Lien Documents (with respect to each individual Event of Default, each a “Standstill Period”) which notice may only be delivered following the occurrence of and during the continuation of an Event of Default (as defined in the Second Lien Indenture) under the Second Lien Documents; provided, further, however, notwithstanding anything herein to the contrary, not more than one Standstill Period shall be permitted during any consecutive 365 day period and in no event shall the Second Lien Representative or any Second Lien Claimholder exercise or continue to exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of any outstanding Standstill Period, the First Lien Representative or First Lien Claimholders shall have commenced and are diligently pursuing the exercise of any of their rights or remedies with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Second Lien Representative);
                    (y) will not contest, protest or object to any foreclosure proceeding or action brought by the First Lien Representative or any First Lien Claimholder or any other exercise by the First Lien Representative or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Documents or otherwise; and
                    (z) subject to its rights under clause (i)(x) above, will not object to the forbearance by the First Lien Representative or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as the respective interests of the Second Lien Claimholders attach to the proceeds thereof subject to the relative priorities described in Section 2 hereof; and
               (ii) the First Lien Representative and the First Lien Claimholders shall have the right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral as provided for under the First Lien Documents without any consultation with or the consent of the Second Lien Representative or any Second Lien Claimholder;
provided, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Obligor, the Second Lien Representative may file a claim or statement of interest with respect to the Second Lien Obligations, (B) the Second Lien Representative may accelerate the Second Lien Obligations and take any action (not adverse to the prior Liens on the Collateral securing the First Lien Obligations or the rights of the First Lien Representative or any First Lien Claimholder to exercise remedies in respect thereof) in order to preserve or protect its Lien on the Collateral, (C) the Second Lien Claimholders shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including, without limitation, any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement, (D) the Second Lien Claimholders shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Obligors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement, (E) the Second Lien Claimholders shall be entitled to file any proof of claim and other filings and make any arguments and motions, in each case in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral, (F)the Second Lien Representative or any Second Lien Claimholder may exercise any of its rights or remedies with respect to the Collateral after the termination of each then outstanding Standstill Period to the extent permitted by clause (i)(x) above, and (G) the Second Lien Representative may charge default interest pursuant to the terms of the Second Lien Indenture. In exercising rights and remedies with respect to the Collateral, the First Lien Representative and the First Lien Claimholders may enforce the provisions of the First Lien Documents, and the Second Lien Representative and the Second Lien Claimholders may enforce the provisions of the Second Lien Documents, as applicable, and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur reasonable expenses (including, without limitation, all reasonable legal fees) in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
               (b) The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, agrees that, it will not take or receive any Collateral or any proceeds of Collateral in connection with an Enforcement Action, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Section 3.1(a) of this Agreement.
               (c) Subject to Section 3.1(a) of this Agreement, (i) the Second Lien Representative, for itself and on behalf of the Second Lien Claimholders, agrees that the Second Lien Representative and the Second Lien Claimholders will not take any action that would hinder any exercise of remedies under the First Lien Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, and (ii) the Second Lien Representative, for itself and on behalf of the Second Lien Claimholders, hereby waives any and all rights it or the Second Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Representative or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens granted in any of the First Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Representative or First Lien Claimholders is adverse to the interest of the Second Lien Representative or Second Lien Claimholders.
               (d) The First Lien Representative shall provide at least five (5) days’ notice to the Second Lien Representative of its intent to exercise and enforce its rights and remedies with respect to the Collateral.
               (e) The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, agrees that upon termination of a Standstill Period, if any Second Lien Note Holder or the Second Lien Representative or other representative of such Second Lien Note Holder intends to commence any Enforcement Action, then such Second Lien Note Holder or the Second Lien Representative or other representative shall first deliver notice thereof in writing to the First Lien Representative both (i) not less than five (5) Business Days prior to taking any such Enforcement Action, and (ii) one (1) Business Day after such Enforcement Action is taken. Such notices may be given during a Standstill Period.
          Section 3.2 Cooperation. Subject to its rights after the expiration of each outstanding Standstill Period and subject to Section 3.1(a) of this Agreement, the Second Lien Representative, on behalf of itself and the Second Lien Claimholders, agrees that, unless and until the Discharge of First Lien Obligations has occurred, it will not commence, or join with any Person in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding (including, without limitation, any Insolvency or Liquidation Proceeding) with respect to any Lien held by it under the Second Lien Collateral Documents or any other Second Lien Document or otherwise.
          Section 3.3 Coordination of Enforcement Efforts. Without providing any rights or benefits to the Borrower or any Obligor, the First Lien Representative, for itself and on behalf of the First Lien Claimholders, and the Second Lien Representative, for itself and on behalf of the Second Lien Claimholders, agree that in the event enforcement proceedings are necessary, such parties shall reasonably discuss the possibility of undertaking a coordinated enforcement process, including an effort to attempt to sell the Collateral for fair market value as a going concern and to reasonably enter into arrangements between themselves so as to permit the ongoing operation of the business of the Borrower and the other Obligors. Failure to enter into such discussions shall in no way affect the rights and/or obligations of any party as set forth in this Agreement. In addition, the Second Lien Representative and the Second Lien Claimholders may join in (but not control) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by the First Lien Representative or any First Lien Claimholder, to the extent that any such action could not reasonably be expected to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of such remedy or remedies by the First Lien Representative or such First Lien Claimholder in any material respect.
ARTICLE IV
PAYMENTS
          Section 4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, any proceeds of Collateral received by the First Lien Representative or any First Lien Claimholders in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, shall be applied by the First Lien Representative to the repayment of the First Lien Obligations in such order as specified in the First Lien Credit Agreement. Upon the Discharge of the First Lien Obligations, the First Lien Representative shall deliver to the Second Lien Representative any proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Lien Representative to the repayment of the Second Lien Obligations in such order as specified in the Second Lien Documents.
          Section 4.2 Payments Over. So long as the Discharge of First Lien Obligations has not occurred, any Collateral or proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Second Lien Representative or any

Second Lien Claimholders in connection with the exercise of any right or remedy (including set off) with respect to the Collateral shall be segregated and held in trust and forthwith paid over to the First Lien Representative for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Representative is hereby authorized to make any such endorsements as agent for the Second Lien Representative or any such Second Lien Claimholders. This authorization is limited to the specific matters described in the preceding sentence and is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.
          Section 4.3 Scheduled Payments of Second Lien Obligations. The parties hereto agree that nothing in this Agreement or any First Lien Document shall be construed to prohibit, restrict or otherwise limit the ability of the Borrower or any Guarantor to pay, and the ability of the Second Lien Note Holders to receive, required principal, interest, premium and fee payments and other amounts in accordance with the Second Lien Indenture and the other Second Lien Documents.
ARTICLE V
OTHER AGREEMENTS
          Section 5.1 Releases.
               (a) If, in connection with any sale, lease, exchange, transfer or other disposition of any Collateral permitted under the terms of both the First Lien Credit Agreement and the Second Lien Indenture, the First Lien Representative, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral, or releases any Obligor from its obligations under its guaranty of the First Lien Obligations, in each case other than in connection with the Discharge of First Lien Obligations, then the Second Lien Representative, for itself or for the benefit of the Second Lien Claimholders, shall release the Liens (if any) of the Second Lien Representative on such Collateral and the obligations of such Obligor under its guaranty of the Second Lien Obligations shall be automatically, unconditionally and simultaneously released, as applicable, and the Second Lien Representative, for itself or on behalf of the Second Lien Claimholders, promptly shall execute and deliver to the First Lien Representative or such Obligor such termination statements, releases and other documents as may be reasonably necessary to effectively confirm such release.
               (b) Until the Discharge of First Lien Obligations occurs, the Second Lien Representative, for itself and on behalf of the Second Lien Claimholders, hereby irrevocably constitutes and appoints the First Lien Representative and any officer or agent of the First Lien Representative, with full power of substitution, as its true and lawful attorney in fact, with full irrevocable power and authority in the place and stead of the Second Lien Representative or any Second Lien Claimholder and in the name of the First Lien Representative or any Second Lien Claimholder, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action in the First Lien Representative’s discretion and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.
               (c) Until the Discharge of First Lien Obligations occurs, to the extent that the First Lien Claimholders (i) have released any Lien on Collateral or any Obligor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new first priority Liens or additional guaranties from Obligors, then the Second Lien Claimholders shall be immediately granted a second priority lien on any such Collateral and an additional guaranty, as the case may be.
          Section 5.2 Insurance. The First Lien Representative and the First Lien Claimholders shall have the sole and exclusive right, subject to the rights of the Obligors under the First Lien Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral until the earliest to occur of (a) the Discharge of First Lien Obligations, (b) the First Lien Representative, in a written instrument, waives or otherwise confers such right to the Second Lien Representative or a Second Lien Claimholder, or (c) after the occurrence and during the continuation of an Event of Default which has resulted in a Standstill Period, such Standstill Period has elapsed. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Obligors under the First Lien Collateral Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid to the First Lien Representative for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Documents (including, without limitation, for purposes of cash collateralization of letters of credit and Eligible Hedge Contracts) and thereafter, to the extent no First Lien Obligation is outstanding, and subject to the rights of the Obligors under the Second Lien Collateral Documents, to the Second Lien Representative for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents, and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject Property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Representative or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall pay such proceeds over to the First Lien Representative in accordance with the terms of Section 4.2 of this Agreement.
          Section 5.3 Amendments to Credit Documents.
               (a) Without the prior written consent of the First Lien Representative, no Second Lien Document may be assigned, amended, supplemented or otherwise modified or entered into if (i) the effect thereof would be to (A) increase the maximum principal amount of the debt to be advanced or outstanding under the Second Lien Indenture to more than [$                    ] (other than increases in principal resulting from the capitalization of interest, fees, expenses or indemnities), (B) except in connection with the imposition of a default rate of interest in accordance with the terms of the Second Lien Documents and increases that require payment of the interest with respect to such increase only in kind and not in cash, securities or other property, increase any applicable interest rate or recurring fees by more than four percent (4%) per annum, (C) shorten the final scheduled maturity of the Second Lien Obligations, (D) increase the frequency or amount of mandatory repayments due, or any redemption or prepayment, required under the Second Lien Documents, (E) increase the frequency of or change to be earlier in the calendar quarter the dates upon which payments of interest on the Second Lien Obligations are due, (F) add or make materially more restrictive any event of default or any covenant with respect to the Second Lien Obligations or make any change to any event of default or any covenant which would have the effect of making such event of default or covenant materially more restrictive, unless such change or amendment is necessary to maintain the same relative position with respect to a corresponding provision of any First Lien Document, (G) change any redemption or prepayment provisions of the Second Lien Obligations, or (H) subordinate the Second Lien Obligations to any other indebtedness, or (ii) such assignment, amendment, supplement or modification, or the terms of such new Note Document, would result in a default under any First Lien Document or confer additional material rights on any Second Lien Note Holder in a manner adverse to the Borrower.
The Borrower agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the First Lien Representative):
“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Representative pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Representative hereunder are subject to the provisions of that certain Intercreditor Agreement dated as of [                    ], 2009, as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Callon Petroleum Company, Union Bank, N.A., as First Lien Representative, [                    ], as Second Lien Representative, and certain other persons party or that may become party thereto from time to time.”
     (b) The First Lien Documents and any agreements relating to Eligible Hedge Contracts constituting First Lien Obligations may be assigned, amended, supplemented, waived or otherwise modified in accordance with their terms, and the First Lien Credit Agreement may be Refinanced, in each case, without the consent of the Second Lien Representative or the Second Lien Note Holders; provided, however, that any such assignment, amendment, supplement, waiver, modification or Refinancing shall not: (i) increase the maximum principal amount of the debt to be advanced or outstanding under the First Lien Credit Agreement to more than [$                    ] (other than increases in principal resulting from the capitalization of interest, fees, expenses or indemnities), (ii) except in connection with the imposition of a default rate of interest in accordance with the terms of the First Lien Documents and increases that require payment of the interest with respect to such increase only in kind and not in cash, securities or other property, increase any applicable interest rate or recurring fees by more than four percent (4%) per annum, or (iii) extend the final scheduled maturity of the First Lien Obligations (other than Eligible Hedge Contracts) to a date that is later than the final scheduled maturity date of the Second Lien Obligations.
     (c) In the event that the First Lien Representative or the other First Lien Claimholders and the relevant Obligor enter into any amendment, modification, waiver or consent in respect of any of the First Lien Collateral Documents (other than this Agreement), then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable comparable Second Lien Collateral Document, in each case, without the consent of any Second Lien Claimholder and without any action by the Second Lien Representative, the Borrower or any other Obligor; provided, that (i) no such amendment, modification, waiver or consent shall (A) remove assets constituting Second Lien Collateral or release any such Liens, except to the extent that such release is permitted or required by Section 5.1 and provided that there is a concurrent release of the corresponding Liens under the First Lien Collateral Documents, (B) amend, modify or otherwise affect the rights or duties of the Second Lien Representative without its prior written consent or (C) permit Liens on the Collateral (other than DIP Financing Liens) which are not permitted under the terms of the Second Lien Documents and (ii) notice of such amendment, modification waiver or consent shall have been given to the Second Lien Representative no later than the fifth Business Day following the effective date of such amendment, modification, waiver or consent.
     Section 5.4 Rights as an Unsecured Creditor. Notwithstanding anything to the contrary contained in this Agreement, the Second Lien Representative and the Second Lien Note Holders may exercise all rights and remedies available to unsecured creditors in accordance with the terms of the Second Lien Indenture, the Second Lien Documents and applicable law, and nothing in this Agreement shall prohibit the acceleration of the Second Lien Obligations or the receipt of the Second Lien Representative or the Second Lien Note Holders of the required payments of principal and interest and other amounts, so long as such receipt is not the direct or indirect result of the exercise of the Second Lien Representative or any Second Lien Note Holders of an Enforcement Action in contravention of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Representative or the First Lien Claimholders may have with respect to the First Lien Collateral.
     Section 5.5 Bailee for Perfection.
          (a) The First Lien Representative agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the Uniform Commercial Code (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Claimholders and as bailee for the Second Lien Representative and any assignee solely for the purpose of perfecting the security interests granted under the First Lien Documents and the Second Lien Documents, respectively, subject to the terms and conditions of this Section 5.5.
          (b) Subject to the terms of this Agreement, until the Discharge of First Lien Obligations has occurred, the First Lien Representative shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Documents as if the Liens of the Second Lien Representative under the Second Lien Collateral Documents did not exist. The rights of the Second Lien Representative shall at all times be subject to the terms of this Agreement.
          (c) The First Lien Representative shall have no obligation whatsoever to any First Lien Claimholder, the Second Lien Representative or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Representative under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.5.
          (d) The First Lien Representative acting pursuant to this Section 5.5 shall not have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of any First Lien Claimholder, the Second Lien Representative or any Second Lien Claimholder.

          (e) Upon the Discharge of the First Lien Obligations, the First Lien Representative shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, to the Second Lien Representative to the extent Second Lien Obligations remain outstanding. The First Lien Representative further agrees to take all other action reasonably requested by the Second Lien Representative in connection with it obtaining a first priority interest in the Collateral.
     Section 5.6 Purchase Option.
          (a) The First Lien Representative, on behalf of itself and the holders of First Lien Obligations, agrees that if (i) an Event of Default (as defined in the First Lien Credit Agreement) under the First Lien Documents has occurred and is continuing and as a result of such Event of Default under the First Lien Documents (A) the First Lien Obligations have been accelerated or (B) the Majority Lenders are pursuing remedies of foreclosure against a material portion of the Collateral, (ii) an Insolvency or Liquidation Proceeding is commenced by or against the Borrower or any other Obligor, or (iii) a Standstill Period is in effect (any of such events, a “Trigger Event”), the Second Lien Claimholders shall have the right and option to purchase the aggregate amount of outstanding First Lien Obligations (including unfunded commitments) at a price of not less than par, plus all accrued and unpaid interest and fees, together with cash collateral for all outstanding letters of credit in an amount equal to 105% of the undrawn and available amount of all letters of credit outstanding under the First Lien Documents and a payment for all then outstanding Eligible Hedge Contracts at a price equal to the sum of any unpaid amounts then due in respect of such Eligible Hedge Contracts plus or minus a net amount quoted by the First Lien Claimholder party to such Eligible Hedge Contract that would be paid to assign or novate each such Eligible Hedge Contract in the ordinary course of its business. Such sale shall be without warranty or representation or recourse other than as provided in standard LSTA documentation for par trades. To exercise the option following a Trigger Event, the Second Lien Representative shall deliver a written notice to the First Lien Representative and the First Lien Lenders, which notice shall be deemed an irrevocable offer to the First Lien Claimholders to purchase the First Lien Obligations on the terms set forth in this Section (the “Purchase Notice”).
          (b) Upon receipt of a Purchase Notice the parties shall endeavor to close within twenty (20) days after such receipt (such entire period referred to as the “Purchase Period”). Neither the First Lien Representative nor the First Lien Claimholders shall commence any Enforcement Action during the Purchase Period; provided, however, (i) if the holders of Second Lien Obligations reject such offer or do not timely accept such offer, or (ii) if, upon expiration of the Purchase Period, the parties have not closed the transaction, then the First Lien Representative and the holders of First Lien Obligations shall have no further obligations pursuant to this Section and may commence any Enforcement Action in their sole discretion in accordance with the First Lien Documents and this Agreement; provided that if during the Purchase Period, a First Lien Claimholder determines Exigent Circumstances exist, (A) it may or may direct the First Lien Representative to take appropriate Enforcement Actions to preserve the value of the Collateral or the amount which could reasonably be expect to be recovered thereon and (B) nothing shall prevent the early termination of a Hedge Contract and the netting of amounts due in respect thereof.

ARTICLE VI
INSOLVENCY OR LIQUIDATION PROCEEDINGS
     Section 6.1 Filing of Claims; Finance and Sale Issues. If no proof of claim is filed in any Insolvency or Liquidation Proceeding with respect to any Second Lien Obligations by the fifth (5th) day prior to the bar date for any such proof of claim, the First Lien Representative may, after notice to the Second Lien Note Holders or the Second Lien Representative or other representative, file such a proof of claim on behalf of the Second Lien Note Holders, and the Second Lien Representative, on behalf of itself and the Second Lien Claimholders, hereby irrevocably appoints the First Lien Representative as the Second Lien Representative’s and each Second Lien Note Holder’s agent and attorney-in-fact for such limited purpose; provided that the foregoing shall not confer to the holder of any First Lien Obligations the right to vote on behalf of the Second Lien Note Holders in any Insolvency or Liquidation Proceedings or any other right. Until the Discharge of First Lien Obligations has occurred, if the Borrower or any other Obligor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Representative shall desire to permit the use of cash collateral on which the First Lien Representative or any other creditor has a Lien or to permit the Borrower or any other Obligor to obtain financing, whether from the First Lien Claimholders under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law (each, a “DIP Financing”), then the Second Lien Representative, on behalf of itself and the Second Lien Claimholders, agrees that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the First Lien Representative or to the extent permitted by Section 6.3) and, to the extent the Liens securing the First Lien Obligations are subordinated or pari passu with such DIP Financing, the Second Lien Representative will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto); provided, however, that the foregoing shall not prevent the Second Lien Note Holders from (a) objecting to any DIP Financing relating to any provision or content of a plan of reorganization or (b) proposing any other DIP Financing to the Borrower or the bankruptcy court. The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, agrees that it will raise no objection or oppose a sale or other disposition of any Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the First Lien Claimholders have consented to such sale or disposition of such assets. Notwithstanding the foregoing, the applicable provisions of this Section 6.1 shall only be binding on the Second Lien Claimholders with respect to any DIP Financing to the extent the amount of such DIP Financing does not exceed the sum of (i) to the extent Refinanced in connection with, and included as part of such DIP Financing, the aggregate principal amount of the pre-petition First Lien Obligations and all interest (including post-petition interest) thereon, (ii) the pre-petition unused portion of the revolving credit commitments under the First Lien Documents and (iii) $[ ],000,000.
     Section 6.2 Relief from the Automatic Stay. Until the earlier of (a) the Discharge of First Lien Obligations has occurred or (b) 179 days after the commencement of an Insolvency or Liquidation Proceeding have elapsed, the Second Lien Representative, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral without the prior written consent of the First Lien Representative. If after the expiration of the foregoing period, the

Second Lien Representative or any Second Lien Claimholder seek relief from the automatic stay or any other stay, the Second Lien Representative will provide prompt written notice thereof.
     Section 6.3 Adequate Protection. The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall contest (or support any other person contesting) (a) any request by the First Lien Representative or the First Lien Claimholders for adequate protection or (b) any objection by the First Lien Representative or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Representative or the First Lien Claimholders claiming a lack of adequate protection. Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding, (i) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing, then the Second Lien Representative, on behalf of itself or any of the Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the First Lien Obligations under this Agreement, and (ii) in the event the Second Lien Representative, on behalf of itself and the Second Lien Claimholders, seeks or requests adequate protection in respect of Second Lien Obligations and such adequate protection is granted in the form of additional collateral, then the Second Lien Representative, on behalf of itself or any of the Second Lien Claimholders, agrees that (A) the First Lien Representative shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and for any such DIP Financing provided by the First Lien Claimholders and (B) any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing provided by the First Lien Claimholders (and all obligations relating thereto) and to any other Liens granted to the First Lien Claimholders as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are subordinated to such First Lien Obligations under this Agreement. Except as set forth above, the Second Lien Representative shall not be limited from seeking adequate protection with respect to its rights in the Collateral in any Insolvency or Liquidation Proceeding (including, without limitation, adequate protection in the form of cash payments of interest or otherwise).
     Section 6.4 No Waiver. Subject to Section 3.1(a) of this Agreement and other actions expressly permitted hereunder, nothing contained herein shall prohibit or in any way limit the First Lien Representative or any First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Representative or any of the Second Lien Claimholders, including the seeking by the Second Lien Representative or any Second Lien Claimholders of adequate protection or the asserting by the Second Lien Representative or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Documents or otherwise. If in any Insolvency or Liquidation Proceeding, the Second Lien Representative or any Second Lien Note Holder receives a secured claim in lieu of a set-off, then such Person shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with this Agreement.
     Section 6.5 Avoidance Issues. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Obligor any amount (a “Recovery”), then such First Lien Claimholders shall be entitled to a reinstatement of the First Lien Obligations with respect to all such recovered amounts; provided that the terms of this Agreement as between the parties shall not apply to any such Liens as reinstated to the extent the court ordering such Recovery determines such Recovery is due as the result of fraud, bad faith or the intentional misconduct of such First Lien Claimholder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement unless the court ordering such Recovery determines such Recovery is due as the result of fraud, bad faith or the intentional misconduct of such First Lien Claimholder.
     Section 6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any Property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same Property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
     Section 6.7 Post-Petition Interest.
          (a) Neither the Second Lien Representative nor any Second Lien Claimholder shall oppose or seek to challenge any claim by the First Lien Representative or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First Lien Claimholder’s Lien, without regard to the existence of the Lien of the Second Lien Representative on behalf of the Second Lien Claimholders on the Collateral.
          (b) Neither the First Lien Representative nor any other First Lien Claimholder shall oppose or seek to challenge any claim by the Second Lien Representative or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Second Lien Representative on behalf of the Second Lien Claimholders on the Collateral (after taking into account the Lien of the First Lien Representative on behalf of the First Lien Claimholders on the Collateral).
     Section 6.8 Waiver. The Second Lien Representative, for itself and on behalf of the Second Lien Claimholders, waives any claim it may hereafter have against any First Lien Claimholder arising out of the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding. The First Lien Representative, for itself and on behalf of the First Lien Claimholders, waives any claim it may hereafter have against any Second Lien Claimholder arising out of the election of any Second Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code (which is not in contravention of this Agreement), and/or out of any cash collateral or financing arrangement (which is not in contravention of this Agreement) or out of any grant of a security interest of the appropriate priority (which is not in contravention of this Agreement) in connection with the Collateral in any Insolvency or Liquidation Proceeding.
     Section 6.9 Asset Dispositions in an Insolvency or Liquidation Proceeding. Neither the Second Lien Representative nor any other Second Lien Note Holder shall, in an Insolvency or Liquidation Proceeding or otherwise, oppose any sale or disposition of any assets of any Obligor under Section 363 of the Bankruptcy Code that is supported by the First Lien Claimholders, and the Second Lien Representative and each other Second Lien Note Holder will be deemed to have consented under Section 363 of the Bankruptcy Code to any such sale supported by the First Lien Claimholders; provided, in any case, that the cash proceeds of such sale are used to permanently repay First Lien Obligations and/or other permitted senior claims (i.e. “Excepted Liens”) on the assets subject of such sale. Neither the Second Lien Representative nor any other Second Lien Note Holder shall, in an Insolvency or Liquidation Proceeding or otherwise, assert in connection with any sale or disposition of any assets of any Obligor under Section 363 of the Bankruptcy Code any rights under Section 363(k) of the Bankruptcy Code or otherwise credit bid any of the Second Lien Obligations unless such credit bid includes a cash portion for any amounts with respect to the First Lien Obligations.
     Section 6.10 Separate Grants of Security and Separate Classification. The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Documents and the Second Lien Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the First Lien Claimholders and Second Lien Note Holders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Lien Representative, on behalf of itself and the Second Lien Claimholders, hereby acknowledges and agrees that (i) all distributions shall be made as if there were separate classes of senior and junior secured claims against the Borrower and/or other Obligors in respect of the Collateral with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Note Holders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest before any distribution is made in respect of the claims held by the Second Lien Note Holders and (ii) the Second Lien Note Holders shall turn over to the First Lien Claimholders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Note Holders.
     Section 6.11 Effectiveness in Insolvency or Liquidation Proceedings. This Agreement shall be effective both before and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Obligor shall include such Obligor as a debtor-in-possession and any receiver or trustee for such Obligor in any Insolvency or Liquidation Proceeding.

ARTICLE VII
RELIANCE; WAIVERS; ETC.
     Section 7.1 Reliance. Other than any reliance on the terms of this Agreement, the First Lien Representative, on behalf of itself and the First Lien Claimholders, acknowledges that it and such First Lien Claimholders have, independently and without reliance on the Second Lien Representative or any Second Lien Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such First Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Documents or this Agreement. The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, acknowledges that it and such Second Lien Claimholders have, independently and without reliance on the First Lien Representative or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.
     Section 7.2 No Warranties or Liability. The First Lien Representative, on behalf of itself and the First Lien Claimholders, acknowledges and agrees that each of the Second Lien Representative and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, acknowledges and agrees that each of the First Lien Representative and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Representative and the Second Lien Claimholders shall have no duty to the First Lien Representative or any of the First Lien Claimholders, and the First Lien Representative and the First Lien Claimholders shall have no duty to the Second Lien Representative or any of the Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any other Obligor (including the First Lien Documents and the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.
     Section 7.3 No Waiver of Lien Priorities.
          (a) No right of the First Lien Claimholders, the First Lien Representative or any of them to enforce any provision of this Agreement or any First Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any other Obligor or by any act or failure to act by any First Lien Claimholder or the First Lien Representative, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof which the First Lien Representative or the First Lien Claimholders, or any of them, may have or be otherwise charged with.
          (b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower and the other Obligors under the First Lien Documents and subject to the provisions of Section 5.3(a), Section 5.3(b) and Section 8.3), the First Lien Claimholders, the First Lien Representative and any of them may, at any time and from time to time in accordance with the First Lien Documents and/or applicable law, without the consent of, or notice to, the Second Lien Representative or any Second Lien Claimholders, without incurring any liabilities to the Second Lien Representative or any Second Lien Claimholders, and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Representative or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:
               (i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter the terms of, any of the First Lien Obligations, any Lien on any First Lien Collateral or guaranty thereof, any liability of the Borrower or any other Obligor to the First Lien Claimholders or the First Lien Representative, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations without any restriction as to the amount, tenor or terms of any such increase or extension), or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Representative or any of the First Lien Claimholders, the First Lien Obligations or any of the First Lien Documents;
               (ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Borrower, any other Obligor to the First Lien Claimholders or the First Lien Representative, or any liability incurred directly or indirectly in respect thereof;
               (iii) settle or compromise any First Lien Obligations or, subject to the terms of this Agreement, any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to payment of the First Lien Obligations;
               (iv) subject to the terms of this Agreement, exercise or delay in or refrain from exercising any right or remedy against the Borrower, any security, any other Obligor or any other Person; and
               (v) subject to the terms of this Agreement, elect any remedy and otherwise deal freely with the Borrower, any other Obligor, any First Lien Collateral, any guarantor, any liability of the Borrower or any other Obligor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

          (c) The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, also agrees that the First Lien Claimholders and the First Lien Representative shall have no liability to the Second Lien Representative or any Second Lien Claimholders for actions taken in compliance with the terms of this Agreement (excluding actions constituting the gross negligence or willful misconduct of the First Lien Representative or any First Lien Claimholder), and the Second Lien Representative, on behalf of itself and the Second Lien Claimholders, hereby waives any such claim against any First Lien Claimholder or the First Lien Representative arising out of any and all actions which the First Lien Claimholders or the First Lien Representative may take or permit or omit to take in accordance with the terms of this Agreement (excluding actions or inactions constituting the gross negligence or willful misconduct of the First Lien Representative or any First Lien Claimholder) with respect to: (i) the First Lien Documents, (ii) the collection of the First Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral. The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, agrees that the First Lien Claimholders and the First Lien Representative have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.
          (d) The First Lien Representative, on behalf of itself and the First Lien Claimholders, also agrees that the Second Lien Claimholders and the Second Lien Representative shall have no liability to the First Lien Representative or any First Lien Claimholders for actions taken in compliance with the terms of this Agreement (excluding actions constituting the gross negligence or willful misconduct of the Second Lien Representative or any Second Lien Claimholder), and the First Lien Representative, on behalf of itself and the First Lien Claimholders, hereby waives any such claim against any Second Lien Claimholder or the Second Lien Representative arising out of any and all actions which the Second Lien Claimholders or the Second Lien Representative may take or permit or omit to take in accordance with the terms of this Agreement (excluding actions or inactions constituting the gross negligence or willful misconduct of the Second Lien Representative or any Second Lien Claimholder) with respect to: (i) the Second Lien Documents, (ii) the collection of the Second Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any Second Lien Collateral. Except as otherwise provided herein, the First Lien Representative, on behalf of itself and the First Lien Claimholders, agrees that the Second Lien Claimholders and the Second Lien Representative have no duty to them in respect of the maintenance or preservation of the Second Lien Collateral, the Second Lien Obligations or otherwise.
          (e) The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Conflicts. With respect solely to the relative rights and obligations of the First Lien Representative and the First Lien Claimholders, on one hand, and the Second Lien Representative and the Second Lien Claimholders, on the other hand, and not with respect to any right or obligation of the Borrower or any Guarantor or Obligor under any First Lien Document or Second Lien Document, in the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents or the Second Lien Documents, the provisions of this Agreement shall govern and control.
     Section 8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. Except as set forth herein, this is a continuing agreement of lien subordination and the First Lien Claimholders may continue, at any time and without notice to the Second Lien Representative or any Second Lien Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Obligor constituting First Lien Obligations in reliance hereof. The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement absent fraud or material misrepresentation by any other party hereto with respect to the transactions contemplated hereby. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Borrower or any other Obligor shall include the Borrower or such Obligor as debtor and debtor in possession and any receiver or trustee for the Borrower or any other Obligor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect, (a) with respect to the Second Lien Representative, the Second Lien Claimholders and the Second Lien Obligations, upon the later of (i) the date upon which the obligations under the Second Lien Indenture terminate if there are no other Second Lien Obligations outstanding on such date and (ii) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate and (b) with respect to the First Lien Representative, the First Lien Claimholders and the First Lien Obligations, upon the Discharge of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 6.5.
     Section 8.3 Amendments; Waivers. No amendment, modification, supplement or waiver of any provision of this Agreement by the Second Lien Representative or the First Lien Representative shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, no Obligor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes, but is not limited to, any amendment to the Obligors’ ability to cause additional obligations to constitute First Lien Obligations or Second Lien Obligations as the Borrower may designate).
     Section 8.4 Information Concerning Financial Condition of the Borrower and its Subsidiaries. The First Lien Representative and the First Lien Claimholders, on the one hand, and the Second Lien Claimholders and the Second Lien Representative, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Representative and the First Lien Claimholders shall have no duty to advise the Second Lien Representative or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Representative or any of the First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Representative or any Second Lien Claimholder, it or they shall be under no obligation (w) to make, and the First Lien Representative and the First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential. In addition, each of the First Lien Representative and the Second Lien Representative shall promptly provide the other with copies of any amendments or waivers to any of the First Lien Documents or Second Lien Documents, as applicable, and, upon request, information regarding the amounts owing by the Borrower and the other Obligors thereunder, and the Borrower hereby consents to all such disclosures on behalf of itself and each other Obligor.
     Section 8.5 Subrogation. The Second Lien Representative, on behalf of itself and the Second Lien Claimholders, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.
     Section 8.6 SUBMISSION TO JURISDICTION; WAIVERS.
          (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY TEXAS STATE OR FEDERAL COURT SITTING IN DALLAS, TEXAS. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.7; AND (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT,

AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.
          (b) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.6(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     Section 8.7 Notices. All notices to the Second Lien Claimholders and the First Lien Claimholders permitted or required under this Agreement shall also be sent to the Second Lien Representative and the First Lien Representative, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile (and confirmed by telephone) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile (and confirmed by telephone) or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of each party hereto shall be as set forth under such party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
     Section 8.8 Identity for Notice Purposes.
          (a) For purposes of any notice required or permitted to be given hereunder by the holders of the First Lien Obligations or the First Lien Representative to the Second Lien Note Holders, or any of them, the holders of the First Lien Obligations and the First Lien Representative shall be entitled to rely, conclusively, on the identity and address of each Second Lien Note Holder as set forth in the Second Lien Indenture or as otherwise set forth in the most recent notice received from the Second Lien Representative. Any notices required to be given to the Second Lien Note

Holders shall be effective if such notice is given to the Second Lien Representative or other representative of the Second Lien Note Holders. For so long as the Second Lien Obligations are outstanding, the Second Lien Note Holders shall designate and maintain an agent or other representative for such purposes.
          (b) For purposes of any notice required or permitted to be given hereunder by the holders of the Second Lien Obligations or the Second Lien Representative to the First Lien Lenders, or any of them, the holders of the Second Lien Obligations and the Second Lien Representative shall be entitled to rely, conclusively, on the identity and address of the holders of the holders of the First Lien Lenders as set forth in the First Lien Credit Agreement or as otherwise set forth in the most recent notice received from the First Lien Representative. Any notices required to be given to the First Lien Lenders shall be effective if such notice is given to the First Lien Representative or other representative of the First Lien Lenders.
     Section 8.9 Further Assurances. The First Lien Representative, on behalf of itself and the First Lien Claimholders, and the Second Lien Representative, on behalf of itself and the Second Lien Claimholders, and the Borrower, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Representative or the Second Lien Representative may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.
     Section 8.10 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
     Section 8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Representative, the First Lien Claimholders, the Second Lien Representative, the Second Lien Claimholders, the Obligors, and their respective successors and assigns.
     Section 8.12 Specific Performance. Each of the First Lien Representative and the Second Lien Representative may demand specific performance of this Agreement. The First Lien Representative, on behalf of itself and the First Lien Claimholders, and the Second Lien Representative, on behalf of itself and the Second Lien Claimholders, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Representative or the Second Lien Representative, as the case may be.
     Section 8.13 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower, the First Lien Representative and the Second Lien Representative of written or telephonic notification of such execution and authorization of delivery thereof.
     Section 8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.
     Section 8.16 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders. No other Person shall have or be entitled to assert rights or benefits hereunder.
     Section 8.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Claimholders, on the one hand, and the Second Lien Claimholders, on the other hand. None of the Borrower, any other Obligor or any other creditor thereof shall have any rights hereunder.
     Section 8.18 ORAL AGREEMENTS. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

FIRST LIEN REPRESENTATIVE:

UNION BANK, N.A., as administrative agent

By:
Name:
Title:

Notice Address:

Union Bank, N.A.
Lincoln Plaza
500 N. Akard Street, Suite 4200
Dallas, Texas 75201
Attention: Mr. Damien Meiburger
Facsimile: 214.922.4209

SECOND LIEN REPRESENTATIVE:

[ ], as collateral agent

By:
Name:
Title:

Notice Address:

[ ]
[ ]
[ ]
Attention: [ ]
Telephone: [ ]
Facsimile: [ ]

BORROWER:

CALLON PETROLEUM COMPANY, a Delaware corporation

By:
Name:
Title:

Notice Address:

Callon Petroleum Corporation
P.O. Box 1287
Natchez, Mississippi 39121 1287
or
200 North Canal Street
Natchez, Mississippi 39120
Attention: Rodger W. Smith, Treasurer
Telephone: 601.442.1601
Facsimile: 601.446.1410